Exhibit a.1
Certificate of Trust
of
Highland Special Situations Fund II
     THIS Certificate of Trust of HIGHLAND SPECIAL SITUATIONS FUND II (the “Trust”) has been duly executed and is being filed in order to form a statutory trust under the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”).
FIRST: The name of the statutory trust formed hereby is HIGHLAND SPECIAL SITUATIONS FUND II.
SECOND: The registered office of the Trust in Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
THIRD: The registered agent for service of process of the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
FOURTH: This Certificate of Trust shall be effective immediately upon filing.
FIFTH: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).
SIXTH: Notice of Limitation of Liabilities of Series Pursuant to Section 3804(a) of the Act. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.
     IN WITNESS WHEREOF, the undersigned being the sole initial trustee of the Trust has executed this Certificate of Trust in accordance with Section 3811(a) of the Act as of the 5th day of June, 2008.

By:	/s/ R. Joseph Dougherty
	Name:	R. Joseph Dougherty
	Title:	Trustee